Exhibit (a)(11)

To: All Eligible Employees

From: Kendi

Subject Line: Action: Your Stock Option Transfer Opportunity

Date: October 15, 2003

I’m sending you this email because you are eligible to participate in Microsoft’s one-time Stock Option Transfer Program.

Over the next four weeks you will need to make an important personal decision about whether to participate in the Program. Given the unique nature of this Program, I want to make sure you are aware of the online resources listed below. The information contained in these resources is intended to help you understand the Program and assist you in making a well-informed decision. I encourage you to set aside some time before the November 12 Election Deadline to review these resources.

Unless you affirmatively elect to participate using one of the available methods for electing to participate, you will retain your current stock option grants under their original terms and conditions.

Stock Option Transfer Program Resources

•	The Notice – provides disclosure as required by the rules of the United States Securities and Exchange Commission.
•	Understanding the Stock Option Transfer Program – provides an overview of the Program and the principles that shaped the Program.
•	Factors to Consider – discusses some of the key factors you may want to consider in making your decision.
•	Personalized Online Election Tool – enables you to view your Eligible Options, model your Total Payment, and guides you through the election process, should you choose to participate.
•	Defined Terms – definitions from the Notice that have been extracted for your convenience.
•	Mellon Financial Services, the information agent for the Program, will provide phone support to answer questions about the Program.
•	Compchng alias – you may email this alias with questions about eligibility and technical support for our online resources.
•	For those of you who would like additional support, American Express Financial Advisors will be avaiIable to provide personal assistance in helping you think through your decision.

Keep in mind that while American Express can assist with questions and help you weigh the risks and benefits of participation, they will not be making specific recommendations about whether you should participate.

While we are excited to be offering the Stock Option Transfer Program, it’s important that you understand that this Program is completely voluntary. Neither Microsoft nor its Board of Directors makes any recommendation about whether you should participate. We understand that each person’s financial situation is unique, and our goal is to provide you with the resources to help you make a decision that’s right for you.

Please take the time to review the materials available so that you can make an informed decision.

Ken

Eligible option holders may obtain a written copy of the Notice and the other Program documents by contacting Microsoft Employee Stock Services at 425.706.8853.